[Letterhead of Guangdong Laowei Law Firm]

September 30th 2008

NIVS IntelliMedia Technology Group, Inc.
NIVS Industry Park
No. 29-31, Shuikou Road, Huizhou, Guangdong
People’s Republic of China 516006

Ladies and Gentlemen:

We hereby consent to (i) the use of our name under the caption “Risk Factors” in the registration statement on Form S-1/A (the “Registration Statement”) filed by NIVS IntelliMedia Technology Group, Inc. (the “Company”) with the United States Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of common stock, par value $0.0001 per share, of the Company, (ii) the use of our name in documents incorporated by reference in the Registration Statement, (iii) the references to us under the caption “Legal Matters” in the Registration Statement, and (iv) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at Room 1702, Gonglu Building, No. 1006, Dongmen North Road, Luohu District, Shenzhen 518001, People’s Republic of China.

Very truly yours,

/seal/

/s/ Guangdong Laowei Law Firm

Guangdong Laowei Law Firm